Exhibit 10.1

AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of October 15, 2008, by and between AHMED RUBAIE (the “Employee”) and ARIBA, INC., a Delaware corporation (the “Company”).

WHEREAS the Employee and the Company entered into an Employment Agreement as of July 21, 2008 (the “Employment Agreement”); and

WHEREAS the Employee and the Company wish to amend the Employment Agreement as set forth below;

NOW, THEREFORE, it is hereby agreed that the Employment Agreement shall be amended by inserting therein a new Section 4(c), which shall read as follows:

(c) Reimbursement of Lease Payments. On or before October 31, 2008, the Company shall reimburse the Employee for all payments that he has made under the rental agreement applicable to his home lease in Boston, including payments of rent, security deposit, attorneys fees, broker and other miscellaneous fees plus the lump sum payment releasing him from all further obligations under such agreement (the “Lease Payments”). In no event shall Lease Payments in excess of the aggregate amount of $232,000 be reimbursed under this Subsection (c). In addition, the Company shall pay the Employee an amount calculated to provide him with after-tax net proceeds equal to the incremental taxes, including the taxes on such amount, that he is required to pay with respect to the reimbursement of the Lease Payments (the “Tax Gross-Up”). For purposes of the preceding sentence, the term “taxes” shall include all applicable federal, state and local income and payroll taxes. The Tax Gross-Up shall be payable in two installments. The first installment shall be payable when the withholding taxes are due with respect to the reimbursement of the Lease Payments. It shall be in an amount calculated to provide the Employee with after-tax net proceeds equal to the aggregate withholding taxes (including the withholding taxes on such amount) that the Company is required to pay with respect to the reimbursement of the Lease Payments. The second installment shall be payable no later than April 10, 2009, unless a different date is mutually selected, and shall be equal to the balance of the Tax Gross-Up. An independent accounting or tax preparation firm selected by mutual agreement between the Employee and the Company shall determine the amount of the Tax Gross-Up, and the Employee shall grant such firm full access to his tax records and tax returns. The Employee shall be required to repay all payments made by the Company under this Subsection (c) in the event that he terminates his Employment at his own election prior to July 21, 2009. Such repayment shall be made on or before his last day of Employment.

All remaining provisions of the Employment Agreement shall remain in effect without change.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Ahmed Rubaie
Ahmed Rubaie

ARIBA, INC.

By	/s/ Robert M. Calderoni
Title:	CEO

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